GLOBAL RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
TAKE-TWO INTERACTIVE SOFTWARE, INC.
2017 STOCK INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is made effective as of the Grant Date (as defined below) by and between Take-Two Interactive Software, Inc. (the “Company”) and «Participant name» (the “Participant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (as amended from time to time, the “Plan”), a copy of which has been delivered to the Participant, which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”);
WHEREAS, pursuant to Section 7 of the Plan, the Committee may grant Restricted Stock Units to Eligible Persons under the Plan in respect of Stock (also referred to herein as the “Shares”); and
WHEREAS, the Participant is an Eligible Persons under the Plan.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
1. Grant of Restricted Stock Units. Subject to the restrictions and other conditions set forth herein, the Committee has authorized this grant of Restricted Stock Units to the Participant on <<grant date>> (the “Grant Date”), each representing the right to receive, upon vesting, an amount equal to one (1) share of Stock.
2.     Vesting and Payment.
(a)     <<Number of awards granted>> Restricted Stock Units shall be subject to time-based vesting (the “Time-Based RSUs”) in accordance with the schedule set forth at the appendix to this Agreement (the “Appendix”), subject to the Plan and provided that, in accordance with Section 3, the Participant has not incurred a Termination any time prior to any vesting date (“Vesting Date”) applicable to the Time-Based RSUs.
(b)     Notwithstanding anything herein to the contrary, the Restricted Stock Units shall become vested at such earlier times, if any, as provided in the Plan, any written equity award side letter between the Company and the Participant, or Participant Agreement that is in effect on the Grant Date and that is applicable to the Restricted Stock Units granted herein.
(c)     Upon the vesting of each Restricted Stock Unit (but no later than 60 days following the Vesting Date), the Participant shall receive one share of Stock. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole discretion, settle all or a portion of the Restricted Stock Units in an amount in cash equal to (x) the number of Restricted Stock Units subject to vesting multiplied by (y) the closing price of the Stock on such Vesting Date on the principal national securities exchange on which the Stock is traded (or, if such Vesting Date is not a trading date, the immediately preceding trading date). Alternatively, the Company may, in its sole discretion, settle all or a portion of the Restricted Stock Units in the form of Shares but require an immediate sale of such Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).
3.     Termination. Unless otherwise provided in a written equity award side letter between the Participant and the Company or Participant Agreement in effect on the Grant Date, in the event of a Termination, the Participant shall forfeit to the Company, without compensation, any and all Restricted Stock Units (but no Shares or cash delivered to the Participant prior to such Termination upon settlement of a vested Restricted Stock Unit) and dividends credited to such Restricted Stock Units in accordance with Section 4. Notwithstanding anything to the contrary in the Plan and unless otherwise determined by the Company in its sole discretion, the Participant’s date of Termination shall be the date on which the Participant’s active employment with the Service Recipient ceases and shall not be extended by any statutory or common law notice of termination period unless otherwise required by applicable law. Notwithstanding anything to the contrary in this Agreement, in the event of the Participant’s Termination by reason of the Participant’s death or Disability prior to any Vesting Date, any then-unvested Restricted Stock Units shall vest in full as of the date of such Termination.
4.     Dividend Equivalents. Cash dividends shall be credited to a dividend book entry account on behalf of each Participant with respect to each Restricted Stock Unit granted to a Participant as if shares of Stock had been issued, provided that such cash dividends shall not be deemed to be reinvested in shares of Stock and will be held un-invested and without interest and paid in cash if and when the Restricted Stock Unit vests and settles. Stock dividends shall be credited to a dividend book entry account on behalf of each Participant with respect to each Restricted Stock Unit granted to a Participant as if shares of Stock had been issued, provided that the Participant shall not be entitled to such dividend unless and until the Restricted Stock Unit vests and settles.
5.     Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares covered by any Restricted Stock Unit unless and until the Participant has become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.
6.     Withholding of Tax-Related Items. Regardless of any action the Company or the Service Recipient takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Service Recipient (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units and the release of such Shares to the Participant or the payment of cash underlying the Restricted Stock Units to the Participant, the subsequent sale of any Shares and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one country.
If the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold any Shares otherwise issuable upon vesting that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (or an equivalent cash amount, where the Restricted Stock Units are settled in cash). For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the Restricted Stock Units. If the obligation for Tax-Related Items is satisfied by withholding Shares or a portion of the cash proceeds (where the Restricted Stock Units are settled in cash), for tax purposes, the Participant shall be deemed to have been issued the full number of Shares (or the gross amount of the cash payment), notwithstanding that a number of Shares ( or a portion of cash proceeds) are withheld solely for the purpose of satisfying any withholding obligations for the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. In addition, where the Restricted Stock Units are settled in Shares, the Company may, on behalf of the Participant, sell a sufficient number of whole Shares issued upon vesting of the Restricted Stock Units having an aggregate Fair Market Value that would satisfy the withholding amount. Alternatively, the Company or the Service Recipient may, in its discretion and subject to applicable law, withhold any amount necessary to pay the Tax-Related Items from the Participant’s regular salary/wages or other amounts payable to the Participant, with no withholding of Shares or cash proceeds payable upon vesting, or may require the Participant to submit payment equivalent to the minimum Tax-Related Items required to be withheld by means of certified check, cashier’s check or wire transfer. In the event the withholding requirements for Tax-Related Items are not satisfied through one of the foregoing methods, no Shares will be released to the Participant (or the Participant’s estate) upon vesting of the Restricted Stock Units (or no cash payment will be made where the Restricted Stock Units are settled in cash) unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Participant with respect to the payment of any such Tax-Related Items. By accepting the Restricted Stock Units, the Participant expressly consents to the withholding methods for Tax-Related Items as provided hereunder and/or any other methods of withholding that the Company or the Service Recipient may take and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All other Tax-Related Items related to the Restricted Stock Units shall be the sole responsibility of the Participant.
Notwithstanding the above, if the Participant has entered into in a 10b5-1 trading plan, withholding of the Tax-Related Items may be satisfied as provided for under such 10b5-1 trading plan.
To the extent the Company or the Service Recipient pays any Tax-Related Items that are the Participant’s responsibility (“Advanced Tax Payments”), the Company or the Service Recipient, as applicable, shall be entitled to recover such Advanced Tax Payments from the Participant in any and all manner that the Company or the Service Recipient determines appropriate in its sole discretion, subject to applicable law. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to the Participant by the Company or the Service Recipient (including regular salary/wages, bonuses, incentive payments and Shares acquired by the Participant pursuant to any equity compensation plan that are otherwise held by the Company for the Participant’s benefit).
7.     Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
8.     Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
9.     Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:

Take-Two Interactive Software, Inc.
622 Broadway
New York, New York 10012
Attention: General Counsel
If to the Participant, to the address on file with the Company.
10.     Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.
11.     Securities Representations. The grant of the Restricted Stock Units and issuance of Shares upon vesting of the Restricted Stock Units shall be subject to, and in compliance with, all applicable requirements of U.S. federal, state or local securities laws, rules, and regulations. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or local securities laws or other laws, rules, or regulations of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.
The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
(a)     He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act, currently or at the time he or she desires to sell the Shares following the vesting of the Restricted Stock, and in this connection the Company is relying in part on his or her representations set forth in this section.
(b)     If he or she is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).
(c)     If he or she is deemed an affiliate within the meaning of Rule 144 of the Securities Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
12.     Termination Indemnities. The value of the Restricted Stock Units is an extraordinary item of compensation outside the scope of Participant’s basic employment compensation. As such, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which the Participant may be otherwise entitled.
13.     Discretionary Nature of Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Restricted Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Restricted Stock Units or other award or benefits in lieu of the Restricted Stock Units in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award, the number of Shares subject to an award and the vesting provisions.
14.     Commercial Relationship. The Participant expressly recognizes that participation in the Plan and the Company’s grant of the Restricted Stock Units does not create an employment relationship between the Participant and the Company. The Participant has been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and the Service Recipient, and the Service Recipient is the Participant’s sole employer. Based on the foregoing, the Participant expressly recognizes (a) the Plan and the benefits derived from participation in the Plan do not establish any rights between the Participant and the Service Recipient, (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Service Recipient, (c) any modifications or amendments of the Plan by the

Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Service Recipient, and (d) the grant of the Restricted Stock Units and this Agreement do not give the Participant the right to continue in employment with the Service Recipient and shall not adversely affect the rights of the Service Recipient to terminate the Participant’s employment with the Service Recipient, with or without cause, at any time.
15.     Compliance With Age Discrimination Rules. For purposes of this Agreement, if the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the Restricted Stock Units and the terms and conditions governing the Restricted Stock Units are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Restricted Stock Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
16.     Private Placement. The grant of the Restricted Stock Units is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.
17.     Repatriation and Legal/Tax Compliance Requirements. If the Participant is a resident of or employed in a country other than the United States, the Participant agrees, as a condition of the Restricted Stock Units, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the Restricted Stock Units) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
18.     Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company and the Service Recipient hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Restricted Stock Units and the Participant’s participation in the Plan. The collection, processing and transfer of the Participant’s personal data are necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and the Service Recipient hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Participants’ favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and the Service Recipient will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Service Recipient may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.
19.     Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
(a)     This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
(b)     This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
(c)     The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
20.     Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.     English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
22.     Addendum. Notwithstanding any provision of this Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if the Participant transfers residency and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). Any applicable Addendum shall constitute part of this Agreement.
23.     Additional Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
24.     Section 409A. It is the intention of the parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of section 409A of the Code and the Treasury Regulations thereunder that apply to such exception. If, and only to the extent that, (i) the Restricted Stock Units constitute “deferred compensation” within the meaning of section 409A of the Code and (ii) the Participant is deemed to be a “specified employee” (as such term is defined in section 409A of the Code and as determined by the Company), the payment of Restricted Stock Units on the Participant’s Termination shall not be made until the first business day of the seventh month following the Participant’s Termination or, if earlier, the date of the Participant’s death. For purposes of section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, to the extent applicable. With respect to any payments that are subject to section 409A of the

Code, in no event shall the Participant, directly or indirectly, designate the calendar year of payment. The Participant will be solely responsible for any tax imposed under section 409A of the Code and in no event will the Company or the Service Recipient have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code.

[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.
TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:
    Name:
    Title:
    Date:

    (Participant)
Date:

TAKE-TWO INTERACTIVE SOFTWARE, INC.
2017 STOCK INCENTIVE PLAN

ADDENDUM TO
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

In addition to the terms of the Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (as amended from time to time, the “Plan”) and the Global Restricted Stock Unit Agreement (the “Agreement”), the Restricted Stock Units are subject to the following additional terms and conditions as set forth in this addendum to the extent the Participant resides and/or is employed in one of the countries addressed herein (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

Australia

1.    Restricted Stock Units Conditioned on Satisfaction of Regulatory Obligations. If the Participant is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of Australia, the grant of the Restricted Stock Units are conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

Canada

1.    Settlement in Shares Only. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the Restricted Stock Units shall be settled only in Shares (and may not be settled via a cash payment).

2.    Language. The following provisions shall apply if the Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that the Agreement, including this Addendum, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

France

1.    English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English. If the Participant has received the Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
Langue anglaise. Le Support reconnaît et consent que c’est l’intention de Support expresse que le Grant Accord, le Projet et tous les autres documents, les notifications et l’événement légal est entré dans, compte tenu de ou institué conformément à l’Restricted Stock Units, est formulé dans l’anglais. Si le Support a reçu le Grant Accord, le Projet ou aucuns autres documents liés à l’Units a traduit dans une langue autrement que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.

Netherlands

1.    Waiver of Termination Rights. In consideration of the grant of the Restricted Stock Units, the Participant waives any and all rights to compensation or damages as a result of any Termination for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Restricted Stock Units, or (b) the Participant ceases to have rights under, or ceasing to be entitled to Restricted Stock Units as a result of such termination.

Russia

1.    No Offering of Securities in Russia. The grant of the Restricted Stock Units is not intended to be an offering of securities within the territory of the Russian Federation, and the Participant acknowledges and understands that the Participant will be unable to sell any Shares acquired pursuant to the Restricted Stock Units within the Russian Federation.

Singapore

1.     Qualifying Person Exemption. The grant of Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that, as a result, the Restricted Stock Units are subject to section 257 of the SFA and the Participant will be unable to make (a) any subsequent sale of the Shares acquired pursuant to the Restricted Stock Units in Singapore or (b) any offer for sale of the Shares acquired pursuant to the Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289).

Spain

1.    Severance for Cause. Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined in the Plan, irrespective of whether the Termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

2.    Acknowledgement of Discretionary Nature of the Restricted Stock Units; No Vested Rights. In accepting the Restricted Stock Units, the Participant acknowledges that the Participant consents to participate in the Plan and has received a copy of the Plan. The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted the Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the Shares acquired upon vesting of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above. Thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the Restricted Stock Units under the Agreement shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the Restricted Stock Units and unless otherwise provided in the Agreement, the unvested portion of the Restricted Stock Units as of the date of the Participant’s Termination will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination on the Participant’s Restricted Stock Units.

United Kingdom

1.    Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 6 of the Agreement:

Withholding of Tax-Related Items. Regardless of any action the Company or the Service Recipient takes with respect to any or all income tax, primary and secondary Class 1 National Insurance Contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Service Recipient (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units and the release of such Shares to the Participant or the payment of cash underlying the Restricted Stock Units to the Participant, the subsequent sale of any Shares and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the date of grant and the date of any relevant taxable or tax withholding event, as applicable (a “Chargeable Event”), the Participant acknowledges that the Company or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one country. The Participant also agrees that the Company and the Service Recipient may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which the Participant may have to recover any overpayment from the relevant tax authorities.
As a condition of the issuance of Shares or the payment of cash upon vesting of the Restricted Stock Units, the Company and the Service Recipient shall be entitled to withhold and the Participant agrees to pay, or make adequate arrangements satisfactory to the Company or the Service Recipient to satisfy, all obligations of the Company or the Service Recipient to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. For purposes of the foregoing, the Company may withhold a whole number of the Shares otherwise issuable upon vesting or a portion of cash proceeds (where the Restricted Stock Units are settled in cash) that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares (or a portion of the cash proceeds where the Restricted Stock Units are settled in cash), for tax purposes, the Participant shall be deemed to have been issued the full number of Shares (or the gross amount of the cash payment), notwithstanding that a number of Shares (or a portion of the cash proceeds) are withheld solely for the purpose of satisfying any withholding obligations for the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. In addition, where the Restricted Stock Units are settled in Shares, the Company may, on behalf of the Participant, sell a sufficient number of whole Shares issued upon vesting of the Restricted Stock Units having an aggregate Fair Market Value that would satisfy the withholding amount. Alternatively, the Company or the Service Recipient may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s regular salary/wages or other amounts payable to the Participant, with no withholding of Shares or cash proceeds payable upon vesting, or may require the Participant to submit payment equivalent to the minimum Tax-Related Items required to be withheld by means of certified check, cashier’s check or wire transfer. In the event the withholding requirements for Tax-Related Items are not satisfied through one of the foregoing methods, no Shares will be released to the Participant (or the Participant’s estate) upon vesting of the Restricted Stock Units (or no cash payment will be made where the Restricted Stock Units are settled in cash) unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Participant with respect to the payment of any such Tax-Related Items. By accepting the Restricted Stock Units, the Participant expressly consents to the withholding methods for Tax-Related Items as provided hereunder and/or any other methods of withholding that the Company or the Service Recipient may take and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All other Tax-Related Items related to the Restricted Stock Units shall be the sole responsibility of the Participant.

Notwithstanding the above, if the Participant has entered into in a 10b5-1 trading plan, withholding of the Tax-Related Items may be satisfied as provided for under such 10b5-1 trading plan.
To the extent the Company or the Service Recipient pays any Tax-Related Items that are the Participant’s responsibility (“Advanced Tax Payments”), the Company or the Service Recipient, as applicable, shall be entitled to recover such Advanced Tax Payments from the Participant in any and all manner that the Company or the Service Recipient determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to the Participant by the Company or the Service Recipient (including regular salary/wages, bonuses, incentive payments and Shares acquired by the Participant pursuant to any equity compensation plan that are otherwise held by the Company for the Participant’s benefit). If the Restricted Stock Units are settled in Shares and payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), the Participant agrees that the amount of any uncollected income tax shall (assuming the Participant is not a director or executive officer of the Company within the meaning of Section 13(k) of the Exchange Act), constitute a loan owed by the Participant to the Service Recipient, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Service Recipient may recover it at any time thereafter by any of the means referred to above.
2.    Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages in consequence of the Participant’s Termination for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vesting in the Restricted Stock Units as a result of such Termination, or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of the Restricted Stock Units, the Participant shall be deemed irrevocably to have waived any such entitlement.

United States

1.    Section 16 of the Agreement is inapplicable.

2.    All disputes and claims of any nature that the Participant (or the Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or this Agreement must be submitted solely and exclusively to binding arbitration in accordance with the then-current employment arbitration rules and procedures of the American Arbitration Association (AAA) to be held in New York, New York. All information regarding the dispute or claim and arbitration proceedings, including any settlement, shall not be disclosed by the Participant or any arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award. Any arbitration claim must be brought solely in the Participant’s (or the Participant’s transferee’s or estate’s) individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative or similar proceeding, and the arbitrator may not permit joinder of any multiple claimants and their claims without the express written consent of the Company. Any arbitrator selected to adjudicate the claim must be knowledgeable in the industry standards and practices, and, by signing this Agreement, the Participant will be deemed to agree that any claims pursuant to the Plan or this Agreement is inherently a matter involving interstate commerce and thus, notwithstanding the choice of law provision included herein, the Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitrator shall not be permitted to award any punitive or similar damages, but may award attorney’s fees and expenses to the prevailing party in any arbitration. Any decision by the arbitrator shall be binding on all parties to the arbitration.

***************************